                                                                     Exhibit 3.1


                        CERTIFICATE OF INCORPORATION OF

                              CLARENT CORPORATION

        The undersigned, a natural person (the "Sole Incorporator"), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

                                       I.

        The name of this corporation is Clarent Corporation (the "Corporation").

                                      II.

        The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

                                      III.

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

                                      IV.

        This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Fifty Eight Million (58,000,000) shares. Fifty Million (50,000,000) shares shall be Common Stock (the "Common Stock"), par value $.001 per share. Eight Million (8,000,000) shares shall be Preferred Stock (the "Preferred Stock"), par value $.001 per share.

        The Preferred Stock may be issued from time to time in one or more series. Except as provided below, the Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.



                                      1.

        One Million (1,000,000) shares of Preferred Stock are designated "Series A Preferred Stock" (the "Series A Preferred"). Three Million Two Hundred Twenty Thousand (3,220,000) shares of Preferred Stock are designated "Series B Preferred Stock" (the "Series B Preferred"). Two Million Seven Hundred Fifty Thousand (2,750,000) shares of Preferred Stock are designated "Series C Preferred Stock" (the "Series C Preferred"). The Series A Preferred, Series B Preferred and Series C Preferred are collectively referred to as the "Preferred Stock."

        The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1.      Dividend Rights.


        (a) Holders of Series C Preferred in preference to the holders of any Series A Preferred, Series B Preferred or any other stock of the Company (such other stock, excluding the Preferred Stock "Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" per annum on each outstanding share of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Thereafter, holders of Series A Preferred and Series B Preferred in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" per annum on each outstanding share of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series A Preferred shall be fifty cents ($0.50). The Original Issue Price of the Series B Preferred shall be one dollar ($1.00). The Original Issue Price of the Series C Preferred shall be six dollars and fifty-eight cents ($6.58). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

        (b) So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in
Section 1(a) above) on the Preferred Stock shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors. The holders of the Preferred Stock expressly waive their



                                      2.

rights, if any, as described in California Corporations Code Sections 502, 503 and 506 as they relate to repurchase of shares upon termination of employment.

2.      Voting Rights.

        (a) General Rights. Except as otherwise provided herein or as required by law, the Preferred Stock shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Preferred Stock are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

        (b) Separate Vote of Series C Preferred Stock. For so long as at least 500,000 shares of Series C Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series C Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the Series C Preferred, voting as a separate series, shall be necessary for effecting or validating the following actions:

                (i) any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series C Preferred Stock (including the grant of any voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series A Preferred Stock or the Series B Preferred Stock which are equal or superior to those of the Series C Preferred Stock);

                (ii) any authorization or any increase, whether by reclassification or otherwise, in the authorized amount of any new or existing class or series of equity securities of the Company ranking on a parity with or senior to the Series C Preferred Stock in right of redemption, liquidation preference, voting or dividends;

                (iii) any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Preferred Stock;

                (iv) any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                (v) any Asset Transfer or Acquisition or any agreement by the Company or its shareholders relating thereto (each as defined in Section 3(d)); or

                (vi) any increase or decrease in the authorized number of members of the Company's Board of Directors.




                                      3.

        (c) Separate Vote of Series A Preferred Stock and Series B Preferred Stock. For so long as 250,000 shares of Series A Preferred or 500,000 shares of Series B Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred or the Series B Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the Series A Preferred and Series B Preferred, voting as a separate series with respect to items (i) and (ii) below, as applicable, and voting together as a separate series with respect to the remaining items below, shall be necessary for effecting or validating the following actions:

                (i) any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series A Preferred Stock or the Series B Preferred Stock;

                (ii) any authorization or any increase, whether by reclassification or otherwise, in the authorized amount of any new or existing class or series of equity securities of the Company ranking on a parity with or senior to the Series A Preferred Stock or the Series B Preferred Stock in right of redemption, liquidation preference, voting or dividends;

                (iii) any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Preferred Stock;

                (iv) any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                (v) any agreement by the Company or its shareholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(d)); or

                (vi) any increase or decrease in the authorized number of members of the Company's Board of Directors.

                (d) Election of Board of Directors. For so long as 500,000 shares of Series B Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), the holders of Series B Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and fill any vacancy covered by resignation, death, or removal of such directors. For so long as 500,000 shares of Series C Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), the holders of Series C Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and fill any vacancy covered by resignation, death, or removal of such director. The holders of Series A Preferred, if any, voting



                                      4.

together with the holders of Common Stock as a single class, shall be entitled to elect the remaining members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and fill any vacancy covered by resignation, death, or removal of such directors.

3.      Liquidation Rights.

        (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of the Series A Preferred, Series B Preferred and any Junior Stock, the holders of Series C Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series C Preferred equal to the sum of (i) the Series C Original Issue Price and (ii) all declared and unpaid dividends on such shares of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series C Preferred held by them. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series C Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

        (b) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after the distribution or payment required pursuant to Section 3(a) above, and before any distribution or payment shall be made to the holders of the any Junior Stock, the holders of Series A and Series B Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series A and Series B Preferred equal to the sum of (i) the respective Series A Preferred and Series B Preferred Original Issue Price and (ii) all declared and unpaid dividends on such shares of Series A Preferred and Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred and Series B Preferred held by them. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A and B Preferred of the liquidation preference set forth in this Section 3(b), then such assets shall be distributed among the holders of Series A Preferred and Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

        (c) After the payment of the full liquidation preference of the Preferred Stock as set forth in Sections 3(a) and 3(b) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

        (d) The following events shall be considered a liquidation under Sections 3(a) and 3(b):

                (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in




                                      5.

which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or

                (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

4.      Redemption.

        The Preferred Stock shall not be redeemable by the Company.

5.      Conversion Rights.

        The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the "Conversion Rights"):

        (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable "Preferred Stock Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series A Preferred, Series B Preferred or Series C Preferred, as appropriate, being converted.

        (b) Preferred Stock Conversion Rate. The conversion rate in effect at any time for conversion of the Preferred Stock (the "Preferred Stock Conversion Rshall be the quotient obtained by dividing the relevant Original Issue Price of the Series A Preferred, Series B Preferred or Series C Preferred by the applicable "Preferred Stock Conversion Price," calculated as provided in
Section 5(c).

        (c) Conversion Price. The conversion price for the Preferred Stock shall initially be the Original Issue Price of the Series A Preferred, Series B Preferred or Series C Preferred, as appropriate (individually, the "Series A Conversion Price," the "Series B Conversion Price" and the "Series C Conversion Price," and each a "Preferred Stock Conversion Price"). Such initial Preferred Stock Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Preferred Stock Conversion Price herein shall mean the Preferred Stock Conversion Price as so adjusted.

        (d) Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred, Series B Preferred or Series C Preferred, as applicable, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted and how many of such are Series A Preferred, Series B Preferred and Series C Preferred. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of




                                      6.

such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

        (e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of Series A PSeries B Preferred or Series C Preferred is issued (the "Series A Original Issue Date," the "Series B Original Issue Date" and the "Series C Original Issue Date," collectively the "Original Issue Dates") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of such series of Preferred Stock and a corresponding adjustment to the Preferred Stock Conversion Price, the Preferred Stock Conversion Price of each affected series in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Series A Preferred, Series B Preferred or Series C Preferred Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the affected series of Preferred Stock and a corresponding adjustment to the Preferred Stock Conversion Price, the Preferred Stock Conversion Price of each affected series in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

        (f) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Series A Preferred, Series B Preferred or Series C Preferred Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Preferred Stock Conversion Price of each affected series that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Preferred Stock Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Preferred Stock Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Preferred Stock Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

        (g) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Series A Preferred, Series B Preferred or Series C Preferred Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company



                                      7.

other than shares of Common Stock, in each such event provision shall be made so that the holders of shares of each affected series of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

        (h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series A Preferred, Series B Preferred or Series C Preferred Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(d) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of such affected series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

        (i) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Series A Preferred, Series B Preferred or Series C Preferred Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(d) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of such affected series of Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the relevant Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

        (j)     Sale of Shares Below Preferred Stock Conversion Price.

                (i) If at any time or from time to time during the six month period following the Series C Preferred Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common



                                      8.

Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 5(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 5(e) above, for an Effective Price (as hereinafter defined) less than the then effective Preferred Stock Conversion Price for the Series C Preferred Stock, then the then existing Conversion Price for the Series C Preferred Stock shall be adjusted, as of the opening of business on the date of such issue or sale, to such Effective Price. If at any time or from time to time, with respect to the Series C Preferred Stock, after the six month period following the Series C Preferred Original Issue Date, and with respect to the Series A Preferred Stock and the Series B Preferred Stock, after the date hereof, the Company issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 5(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 5(e) above, for an Effective Price (as hereinafter defined) less than the then effective Preferred Stock Conversion Price for such series, then and in each such case the then existing Preferred Stock Conversion Price for such series shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Preferred Stock Conversion Price of each affected series by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (j)(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Preferred Stock Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion or exercise and conversion of all other outstanding rights, options and convertible securities on the day immediately preceding the given date (but only to the extent that the Effective Price for such Additional Shares is greater than the minimum consideration to be received by the Company upon the exercise and/or conversion of such rights, options and convertible securities).

                (ii) For the purpose of making any adjustment required under this Section 5(j), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be



                                      9.

allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                (iii)   For the purpose of the adjustment required under this
Section 5(j), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Preferred Stock Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Preferred Stock Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Preferred Stock Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Preferred Stock Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.


                                      10.

                (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(j), whether or not subsequently reacquired or retired by the Company other than (1) shares of Common Stock issued upon conversion of the Preferred Stock; (2) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued or issuable pursuant to such options, warrants or other rights issued or to be issued to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are unanimously approved by the Board; (3) shares of Common Stock issued pursuant to the exercise of warrants or convertible securities outstanding as of the Original Issue Date; and (4) shares of Common Stock issued or issuable to financial institutions providing lease financing or debt financing to the Company on terms approved by the Board, provided that such transactions are not primarily for equity financing purposes. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 5(j), for such Additional Shares of Common Stock."

        (k) Accountants' Certificate of Adjustment. In each case of an adjustment or readjustment of the Preferred Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is then convertible pursuant to this
Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Preferred Stock Conversion Price at the time in effect, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

        (l) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(d)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(d)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying
(1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock

                                     11.

(or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

        (m)     Automatic Conversion.

                (i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Preferred Stock Conversion Price for such series, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $10.00 (as adjusted for stock splits, distributions and combinations) and (ii) the gross cash proceeds to the Company and selling shareholders, if any, (before underwriting discounts, commissions and fees) are at least $20,000,000, of which $15,000,000 shall be proceeds received by the Company. In addition, each share of Series A Preferred Stock and each share of Series B Preferred Stock shall automatically be converted into Common Stock, based on the then-effective Preferred Stock Conversion price for each such series, at any time upon the affirmative vote of the holders of at least a majority of the then outstanding Series A Preferred Stock and Series B Preferred Stock, voting together as a single series. Furthermore, each share of Series C Preferred Stock shall automatically be converted into Common Stock, based on the then-effective Preferred Stock Conversion Price for such series, at any time upon the affirmative vote of the holders of at least a majority of the then outstanding Series C Preferred Stock. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

                (ii)    Upon the occurrence of the event specified in paragraph
(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

        (n) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of


                                      12.

any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

        (o) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        (p) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally or internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

        (q) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

        (r) No Dilution or Impairment. Without the consent of the holders of the then outstanding Preferred Stock, to the extent required under Section 2, the Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

        (s) No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.


                                      13.

                                      V.

        A. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

                (1) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

                (2) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and to any restrictions or limitations of applicable law, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

        Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                (3) Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the Corporation, entitled to vote at an election of directors (the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

                (4) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or



                                      14.

newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

                (5) In the event that Section 2115(a) of the California Corporations Code is applicable to this corporation, then the following shall apply:

                        (a) Every stockholder entitled to vote in any election of directors of corporation may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit;

                        (b) No stockholder, however, may cumulate such stockholder's votes for one or more candidates unless (i) the names of such candidates have been properly placed in nomination, in accordance with the Bylaws of the corporation, prior to the voting, (ii) the stockholder has given advance notice to the corporation of the intention to cumulative votes pursuant to the Bylaws, and (iii) the stockholder has given proper notice to the other stockholders at the meeting, prior to voting, of such stockholder's intention to cumulate such stockholder's votes; and

                        (c) If any stockholder has given proper notice, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. The candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares shall be declared elected.

        B.      (1)     Subject to paragraph (h) of Section 43 of the Bylaws,
the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

                (2) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                (3) No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

                (4) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.




                                      15.

                                       VI.

        A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

        A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph
B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

        B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.




                                      16.

                                     VIII.

        The name and the mailing address of the Sole Incorporator is as follows:

                         Julia Vax
                         Cooley Godward LLP
                         Five Palo Alto Square
                         3000 El Camino Real
                         Palo Alto, CA 94306

        In Witness Whereof, this Certificate has been subscribed this 6th day of April, 1999 by the undersigned who affirms that the statements made herein are true and correct.

                                    /s/ JULIA VAX
                                    -------------------------------------
                                    JULIA VAX
                                    SOLE INCORPORATOR




                                      17.